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                                                                  EXHIBIT 10.K.1

                             AMENDMENT NO. 1 TO THE
                               EL PASO CORPORATION
                           SUPPLEMENTAL BENEFITS PLAN

      Pursuant to Section 6.7 of the El Paso Corporation Supplemental Benefits Plan, Amended and Restated effective as of December 7, 2001 (the "Plan"), the Plan is hereby amended as follows, effective November 7, 2002:

      Section 2.6 is deleted in its entirety.

      Section 5.2 is hereby deleted in its entirety and replaced with the following:

            "5.2 SUPPLEMENTAL RSP BENEFITS

                  Upon termination of employment of a Participant, the Company shall pay or cause to be paid to such Participant (or his or her Beneficiary in the case of his or her death) supplemental RSP benefits calculated as described below. The Company shall periodically determine the amount of any additional Employer matching contributions that would have been credited to a Participant's account under the RSP if his or her current election of Participant contributions had been given effect and no adjustment of such contributions had occurred due to:

                  (a) the maximum dollar limit under Code Section 415(c)(1)(A)
            on RSP annual additions,

                  (b) the maximum limit under Code Section 401(a)(17) on the compensation taken into account under the RSP,

                  (c) any further reductions in the compensation taken into
            account under the RSP as a result of any deferrals of compensation elected by the Participant pursuant to Section 125 or Section 401(k) of the Code or under the Deferred Compensation Plans.

                  From time to time, as determined by the Management Committee, the Company shall allocate amounts equal to such additional Employer matching contributions to a ledger account for the Participant as of the time or times that such amounts would have been contributed to the RSP if permitted thereunder.

                  Supplemental RSP benefits under this Section 5.2 shall be
            vested and nonforfeitable to the same extent that the related benefits under the RSP are vested and nonforfeitable."

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      Section 5.4(b) is hereby deleted in its entirety and replaced with the following:

            "(b) Supplemental RSP Benefit Payments. The payment of any supplemental RSP benefits pursuant to Section 5.2 owed to a Participant (or his or her Beneficiary) shall be made in a lump sum as soon as practicable after the Participant's termination of employment with the Employer and shall be in an amount equal to the Participant's ledger account balance at the time of such payment."

            IN WITNESS WHEREOF, the Company has caused this amendment to be duly executed on this 7th day of November, 2002.

                                        EL PASO CORPORATION

                                        By:  /s/ David E. Zerhusen
                                            ------------------------------------
                                            David E. Zerhusen
                                            Its Executive Vice President
                                            Administration


Attest:

         /s/ David L. Siddall
---------------------------------------
         Corporate Secretary